Exhibit 2.1

EXECUTION ORIGINAL

AGREEMENT AND PLAN OF MERGER

Dated as of February 10, 2005

By and Between

COMPUTER SOFTWARE INNOVATIONS, INC.,

a South Carolina corporation

(“Parent”)

and

COMPUTER SOFTWARE INNOVATIONS, INC.

F/K/A VERTICALBUYER, INC.,

a Delaware corporation

(“Subsidiary”)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of February 10, 2005 by and between COMPUTER SOFTWARE INNOVATIONS, INC., a South Carolina corporation (“Parent”), and COMPUTER SOFTWARE INNOVATIONS, INC., fka VERTICALBUYER, INC., a Delaware corporation (“Subsidiary”) and shall be made pursuant to Section 252 of the DGCL.

W I T N E S S E T H

WHEREAS, Parent owns 348,750 shares of common stock ($.001 par value) of Subsidiary constituting approximately seventy-seven percent (77%) of the issued and outstanding capital stock of the Subsidiary;

WHEREAS, the shareholders and Board of Directors of Parent have unanimously approved the merger of Parent with and into Subsidiary pursuant to which the separate existence of Parent shall cease (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement, and has approved this Agreement;

WHEREAS, the Board of Directors of Subsidiary, consisting solely of disinterested directors, has unanimously approved the Merger upon the terms and subject to the conditions set forth in this Agreement, and has approved this Agreement; and

WHEREAS, the Merger and this Agreement require the vote of a majority of the voting power of the outstanding shares of the Subsidiary Common Stock for approval thereof; and

WHEREAS, Parent and Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, IT IS AGREED:

ARTICLE I

DEFINITIONS

Section l.l Definitions. The following terms shall have the meaning specified in the Section indicated (such meanings to be equally applicable to both the singular and plural terms of the terms defined.

Agreement	Recitals
Certificates	Section 2.8
Closing	Section 2.2
Closing Date	Section 2.2
DGCL	Section 2.1
Dissenting Shares	Section 2.9
Effective Time	Section 2.3

Escrow Agent	Section 2.8
Governmental Authority	Section 3.3
Merger	Recitals
Merger Articles	Section 2.3
Merger Certificate	Section 2.3
Merger Note	Section 2.7
Merger Consideration	Section 2.7
Parent	Recitals
Parent Common Stock	Section 2.7
Parent Stock Options	Section 2.10
Preferred Stock Purchase Agreement	Section 3.2
Subsidiary	Recitals
Subsidiary Cancelled Stock	Section 2.7
Subsidiary Common Stock	Section 2.7
Surviving Corporation	Section 2.1

ARTICLE II

THE MERGER; RECLASSIFICATION, CONVERSION AND EXCHANGE OF SECURITIES

Section 2.1 The Merger. Subject to and in accordance with the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the applicable provisions of South Carolina law at the Effective Time, Parent shall be merged with and into Subsidiary. As a result of the Merger, the separate corporate existence of Parent shall cease and Subsidiary shall continue as the surviving corporation (sometimes referred to herein as the “Surviving Corporation”) and shall succeed to and assume all of the rights and obligations of Parent in accordance with the DGCL.

Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place effective as of the close of business on a date to be specified by Parent and Subsidiary (the “Closing Date”), which (subject to satisfaction or waiver of the conditions set forth in Sections 7.1 and 7.2) shall be no later than February 28, 2005, unless another time, date or place is agreed to in writing by the parties hereto.

Section 2.3 Consummation of the Merger. On the Closing Date, the parties hereto will cause the Merger to be consummated by filing with the Delaware Secretary of State a certified copy of this Agreement (the “Merger Certificate”) and with the South Carolina Secretary of State articles of merger (the “Merger Articles”), both in form reasonably satisfactory to Parent and Subsidiary, executed in accordance with the relevant provisions of the DGCL and the applicable provisions of South Carolina law, and shall make all other filings or recordings required thereunder. The “Effective Time” as that term is used in this Agreement shall mean the date and time specified in the Merger Certificate filed in accordance with the DGCL.

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in Title 8, Sections 259 and 261 of the DGCL and in Title 33, Chapter 11 of the South Carolina Code of Laws, 1976, as amended.

Section 2.5 Certificate of Incorporation; Bylaws. The Certificate of Incorporation of Subsidiary, as in effect immediately prior to the Effective Time, shall be amended and restated at the Effective Time so as to read in its entirety in the form set forth as Exhibit A hereto and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended or changed as provided therein and under the DGCL. The Bylaws of Subsidiary, as in effect immediately prior to the Effective Time, shall be amended and restated at the Effective Time so as to read in its entirety in the form set forth as Exhibit B hereto and, as so amended, shall be, the Bylaws of the Surviving Corporation until thereafter amended or changed as provided therein or under DGCL.

Section 2.6 Directors and Officers. All of the directors of Subsidiary at the Effective Time and two of the principals of the Parent, Nancy K. Hedrick and Thomas P. Clinton, shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. The current officers of Parent at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until their respective successors are duly elected or appointed and qualified.

Section 2.7 Conversion of Securities. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Subsidiary or their respective shareholders:

(a) Each issued and outstanding share of no par value common stock of Parent (“Parent Common Stock”) shall automatically be cancelled and cease to exist and shall be converted into the right to receive from the Surviving Corporation, a per share amount equal to the sum of the following: (i) a promissory note (the “Merger Note”) in the principal amount of $45.31 per share in the form attached as Exhibit C; (ii) a promissory note (the “Original Shareholders Subordinated Promissory Note”) in the principal amount of $23.44 per share in the form attached as Exhibit D hereto; and (iii) 31.5863 shares of the common stock, $.001 par value, of Subsidiary (“Subsidiary Common Stock”). The aggregate consideration payable as described above in this Section 2.7(a) shall be referred to herein as the “Merger Consideration.”

(b) Each share of Subsidiary Common Stock owned by Parent in the Subsidiary (the “Subsidiary Cancelled Stock”) as of the Effective Time shall automatically be cancelled and extinguished and cease to exist at the Effective Time without any conversion thereof and no payment of any portion of the Merger Consideration or other consideration shall be made with respect thereto.

(c) Each holder of an outstanding certificate that prior thereto represented Parent Common Stock shall cease to have any rights with respect thereto, except the right, upon surrender thereof to the Escrow Agent in accordance with Section 2.8 hereof, to receive in exchange therefor such holder’s appropriate portion of the Merger Consideration (as described in Section 2.7(a)).

Section 2.8 Exchange of Shares and Certificates.

(a) As of the Effective Time of the Merger, Subsidiary shall deposit the Merger Consideration with Leatherwood Walker Todd & Mann, P.C., or such other exchange and escrow agent as may be mutually agreed upon by Parent and Subsidiary (the “Escrow Agent”), for the benefit of the holders of the Parent Common Stock each for exchange in accordance with this Article II.

(b) As soon as reasonably practical after the Effective Time, the Escrow Agent shall mail or present to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of Parent Common Stock (the “Certificates”) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to a Certificate shall pass, only upon delivery of the Certificate to the Escrow Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable share of the Merger Consideration. After the Effective Time, upon surrender to the Escrow Agent of a Certificate, together with such letter of transmittal, duly executed, and such other documentation as may reasonably be required by the Escrow Agent, the holder of a Certificate shall be entitled to receive in exchange therefor (i) a Merger Note in the form attached hereto as Exhibit C in a principal amount equal to the product of $45.31 multiplied by the number of shares of Parent Common Stock represented by such Certificate; (ii) an Original Shareholders Subordinated Promissory Note in the form attached hereto as Exhibit D hereto in a principal amount equal to the product of $23.44 multiplied by the number of shares of Parent Common Stock represented by such Certificate; (iii) a certificate evidencing ownership by the holder of a number of shares of Subsidiary Common Stock equal to the product of 31.5863 multiplied by the number of shares of Parent Common Stock represented by such Certificate; and (iv) if any portion of the holder’s share of the Merger Consideration would otherwise consist of a fractional share of Subsidiary Common Stock, such fractional share shall not be issued, and shall, instead, be rounded up to a whole share of Subsidiary Common Stock, and the same shall be issued to the holder of the Certificate the exchange of which resulted in the fractional share; provided that, the additional share may be added to the certificate deliverable to such holder as provided in Section 2.7(b)(iii) above. After the Effective Time, there shall be no further transfer on the records of Subsidiary or its transfer agent of Certificates representing shares of Parent Common Stock which have been converted pursuant to this Agreement into the right to receive an applicable share of the Merger Consideration, and if such Certificates are presented to Subsidiary for transfer, they shall be canceled against delivery of the applicable share of the Merger Consideration as provided in this Article II. In the event of a transfer of ownership of Parent Common Stock which is not registered in the transfer records of Subsidiary, a payment of the applicable portion of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed, with signature guaranteed, or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required to be paid on account of such transfer or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the pro rata portion of the Merger Consideration as contemplated by this Section 2.8. No interest shall be paid or accrue on the Merger Consideration so payable.

(c) No dividends or other distributions with respect to the Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby.

(d) Any portion of the Merger Consideration which remains undistributed to the holders of the Certificates for one year after the Effective Time shall be delivered by the Escrow Agent to the Surviving Corporation, upon demand, and any holders of the Certificates who have not theretofore complied with this Section 2.8 shall thereafter look solely to the Surviving Corporation as general creditors thereof with respect to the payment of their claim to a share of such Merger Consideration.

(e) Neither Parent nor Subsidiary shall be liable to any person in respect of any sums from the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates representing shares of Parent Common Stock shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any sums from the Merger Consideration would otherwise escheat to or become the property of any Governmental Authority), any such sums payable in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f) The Surviving Corporation shall be responsible for all costs and fees of the Escrow Agent and such costs and fees shall not be deducted from the Merger Consideration.

Section 2.9 Dissenting Shares. “Dissenting Shares” means shares of Surviving Corporation Common Stock held as of the Effective Time by a stockholder of the Surviving Corporation who has not voted such Surviving Corporation Common Stock in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the DGCL and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall be canceled by the Surviving Corporation upon payment to the holder(s) of such Dissenting Shares of the amount ultimately determined pursuant to such holder(s) right to appraisal in accordance with Section 262 of the DGCL, whether by agreement or by entry of order, judgment, decree or other award from which no further appeal can be taken. If a dissenting shareholder has forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then as of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall not be subject to cancellation by Surviving Corporation hereunder.

Section 2.10 Parent Stock Options. Immediately prior to the Effective Time, Parent shall take all actions necessary with respect to those outstanding options to purchase up to 8,500 shares of Parent Common Stock granted to current or former employees of Parent pursuant to the Parent’s 2000 Equity Incentive Plan (the “Parent Stock Options”), to cancel options to purchase 6,234 shares of Parent Common Stock and thereafter all rights relating to such cancelled options shall be extinguished, and the shareholders of the Parent shall take actions pursuant to such plan to cause such remaining options to be exercisable for 268,343 shares of Subsidiary Common Stock subsequent to the Effective Time. At the Effective Time, Subsidiary shall assume such remaining Parent Stock Options.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SUBSIDIARY

Subsidiary represents and warrants to Parent as follows:

Section 3.1 Organization, Standing and Corporate Power. Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to engage in any lawful business under Delaware law. Subsidiary is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary. Subsidiary has delivered or previously made available to Parent complete and correct copies of its Certificate of Incorporation and Bylaws, in each case as amended to the date of this Agreement. Subsidiary is not in violation of any provision of its Certificate of Incorporation or Bylaws.

Section 3.2 Capital Structure.

(a) As of the date of this Agreement, following the 40 to 1 reverse stock split of the issued and outstanding shares of common stock of the subsidiary effected as of the date of this Agreement, the authorized capital stock of the Company consists of 50,000,000 shares of common stock ($.001 par value) and 5,000,000 shares of preferred stock ($.001 par value), of which approximately 453,529 shares of common stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and free of preemptive (or similar) rights, and no shares of preferred stock are issued and outstanding. Except as set forth above, no shares of capital stock or other voting securities of Subsidiary are issued, reserved for issuance or outstanding. There are no outstanding bonds, debentures, notes or other indebtedness or securities of Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Subsidiary may vote. Except for securities issuable following the Effective Time pursuant to that certain Preferred Stock Purchase Agreement between Subsidiary and Barron Partners LP of even date herewith, (the “Preferred Stock Purchase Agreement”) there are not and at the Effective Time there will not be, any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Subsidiary is a party or by which it is bound relating to the issued or unissued capital stock of Subsidiary, or obligating Subsidiary to issue, deliver, transfer, grant or sell any shares of capital stock of, or other equity or voting interests in, or securities convertible into or exchangeable or exercisable for any capital stock or other equity or voting interests in, Subsidiary or obligating Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, commitment, agreement, arrangement or undertaking. Excluding any obligations of the Surviving Corporation with respect to any Dissenting Shares, there are not any outstanding obligations of Subsidiary to repurchase, redeem or otherwise acquire, or make any payment in respect of, any shares of capital stock of Subsidiary, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any other person.

(b) Subsidiary has previously delivered to Parent a true and complete list of the holders of record of the Subsidiary Common Stock as of January 24, 2005, and prior to Closing shall provide Parent with such a list as of the date hereof, which shall serve as the record date.

Section 3.3 Authority; Noncontravention. Subsidiary has the requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Subsidiary and the consummation by Subsidiary of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Subsidiary. This Agreement has been duly executed and delivered by Subsidiary and constitutes a valid and binding obligation of Subsidiary, enforceable against Subsidiary in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). The execution, delivery and performance of this Agreement by Subsidiary do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Subsidiary under, (i) the Certificate of Incorporation or Bylaws of Subsidiary, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Subsidiary or its properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Subsidiary or its properties or assets. No consent, approval, order, action or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a “Governmental Authority”), is required by or with respect to Subsidiary in connection with the execution, delivery and performance of this Agreement by Subsidiary or the consummation by Subsidiary of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger and other appropriate documents, if any, with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Subsidiary is qualified to do business, and (ii) such other consents, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, could not be reasonably expected to prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement or otherwise prevent Subsidiary from performing its obligations under this Agreement.

Section 3.4 No Assets, Liabilities and Business Operations. Subsidiary currently has no assets or liabilities of any kind whatsoever and is not conducting any business operations and has not conducted any business operations since September 22, 2001.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Section 4.1 Organization, Standing and Corporate Power. Parent is a corporation, duly organized, validly existing and in good standing under the laws of the State of South Carolina and has the requisite power and authority to engage in any lawful business under South Carolina law. Parent is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary. Parent is not in violation of any provision of its certificate of incorporation, bylaws or comparable organizational documents.

Section 4.2 Capital Structure.

(a) The authorized capital stock of Parent consists of 100,000 shares of common stock (no par value). As of the date of this Agreement, (i) 80,000 shares of common stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and (ii) 8,500 shares of common stock are issuable upon the exercise of the Parent Stock Options (with an average exercise price of $25.00 per share). Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. As of the date of this Agreement, there are no outstanding bonds, debentures, notes or other indebtedness or securities of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Parent may vote. Except as set forth in this Section 4.2, there are not and at the Effective Time there will not be, any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent is a party or by which it is bound relating to the issued or unissued capital stock of Parent, or obligating Parent to issue, deliver, transfer, grant or sell any shares of capital stock of, or other equity or voting interests in, or securities convertible into or exchangeable or exercisable for any capital stock or other equity or voting interests in, Parent or obligating Parent to issue, grant, extend or enter into any such option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as described in Section 2.10, there are not any outstanding obligations of Parent to repurchase, redeem or otherwise acquire, or make any payment in respect of, any shares of capital stock of Parent, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any other person.

(b) Parent has previously delivered to Subsidiary a true and complete list of the holders of record of the Parent Common Stock and the holders of the Parent Stock Options as of January 24, 2005, and prior to Closing shall provide Subsidiary with such a list as of the date hereof, which shall serve as the record date.

Section 4.3 Authority; Noncontravention. Parent has all requisite corporate power and authority to enter into this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Parent, and the consummation by Parent of the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). The execution, delivery and performance of this Agreement by Parent do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Parent under (i) its articles of incorporation or bylaws or comparable organizational documents, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or its properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its properties or assets. No consent, approval, order, action or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Parent in connection with the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of any of the transactions contemplated by this Agreement, except for (i) the filing of articles of merger, a plan of merger and other appropriate documents, if any, with the South Carolina Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified or may be required to be qualified to do business, and (ii) such other consents, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, could not be reasonably expected to prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent Parent from performing its obligations under this Agreement.

ARTICLE V

COVENANTS PENDING CLOSING

Section 5.1. Conduct Prior to Closing. Each of Parent and Subsidiary shall not take any action that would, or that could reasonably be expected to, result in (a) any of the representations and warranties of such party set forth in this Agreement not being accurate, true and complete in all material respects or (b) any of the conditions to the Merger set forth in Article VII not being satisfied.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Shareholders Consent. The Parties acknowledge the Parent has, in accordance with the applicable provisions of South Carolina law obtained the unanimous written consent of its shareholders to approve the transactions contemplated by this Agreement. Parent shall also, as soon as practicable following the execution hereof and subject to the requirements of Delaware law, as a shareholder of Subsidiary, execute a written consent approving the transactions contemplated by this Agreement. Subsidiary shall promptly thereafter send a written notice of such action to all other shareholders of Subsidiary in accordance with Delaware law.

Section 6.2 Access to Information; Confidentiality. Subject to limitations imposed by applicable law, the Subsidiary shall (i) afford to Parent and its officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, personnel, audits, files, correspondence, contracts and records and (ii) furnish promptly to the Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all financial and operating data and other information concerning its business, properties and personnel as Parent may reasonably request. Subsidiary shall (i) instruct its employees, counsel and financial advisors to reasonably cooperate with Parent in Parent’s investigation of the business of Subsidiary and (ii) make its personnel reasonably available for discussions with representatives of Parent. Parent shall hold, and shall cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence unless required to be disclosed in accordance with applicable law.

Section 6.3 Notification. Each party shall give prompt notice to the other, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any respect or (ii) the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 6.4 Public Announcements. Each party shall consult with the other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that a press release mutually agreed upon by the parties regarding the execution of this Agreement and the transactions contemplated hereunder will be issued promptly following the execution of this Agreement by all parties hereto.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Shareholder Approval. The parties acknowledge that Parent has obtained the unanimous approval of its shareholders of the transactions contemplated hereby. Subsidiary shall have obtained the written consent of Parent as a shareholder of Subsidiary approving the transactions contemplated hereby and shall have delivered written notice of such action to all other shareholders of Subsidiary as required by Delaware law.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, shall be in effect; provided, however, that, each of the parties shall have used its best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

(c) Preferred Stock Documents. Subsidiary shall have obtained the approval of its board of directors to enter into the Preferred Stock Purchase Agreement, to which this Agreement is attached as an exhibit, and such Preferred Stock Purchase Agreement shall have been executed and delivered, and all other documents contemplated thereunder, including without limitation a Registration Rights Agreement and Warrants, shall have been duly executed and along with other required monies and documents, delivered by the parties thereto into escrow as described in the Preferred Stock Purchase Agreement.

(d) Parent Stock Options; Accredited Investors. Parent shall have completed the repurchase of the portion of the Parent Stock Options not assumed by Subsidiary in the Merger as described in Section 2.10 hereof. As of the Effective Time, all holders of Parent Common Stock issued and outstanding shall be “accredited investors” as that term as defined in Regulation D under the Securities Act of 1933, as amended.

Section 7.2 Conditions to Obligations of Parent. The obligations of Parent to effect the Merger are further subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Subsidiary set forth in this Agreement shall be true and correct as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such date), and Parent shall have received a certificate signed on behalf of Subsidiary by the Chief Executive Officer of Subsidiary to such effect.

(b) Performance of Obligations of Subsidiary. Subsidiary shall have performed and complied with in all material respects all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of Subsidiary by the Chief Executive Officer of Subsidiary to such effect.

(c) No Litigation. There shall not be pending any suit, action or proceeding by any Governmental Authority (or by any other person, if such suit, action or proceeding has a reasonable likelihood, in the opinion of outside counsel to Parent, of success) (i) seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from Subsidiary or Parent or any of their respective subsidiaries any damages that are material to either Parent or Subsidiary taken as a whole, or (ii) seeking to prohibit or limit the ownership or operation by the Surviving Corporation of any material portion of the business or assets of Parent or to compel Parent or the Surviving Corporation, or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of Parent as a result of the Merger.

Section 7.3 Conditions to Obligation of Subsidiary. The obligation of Subsidiary to effect the Merger is further subject to the satisfaction or waiver by Subsidiary on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent any such representation or warranty expressly relates to another date (in which case as of such date), and Subsidiary shall have received a certificate signed on behalf of Parent by the Chief Executive Officer of Parent to such effect.

(b) Performance of Obligations. Parent shall have performed and complied with in all material respects all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and Subsidiary shall have received a certificate signed on behalf of Parent by the Chief Executive Officer of Parent to such effect.

(c) No Litigation. There shall not be pending any suit, action or proceeding by any Governmental Authority (or by any other person, if such suit, action or proceeding has a reasonable likelihood, in the opinion of outside counsel to Subsidiary, of success) (i) seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from Subsidiary or Parent or any of their respective subsidiaries any damages that are material to either Parent or Subsidiary taken as a whole, or (ii) seeking to prohibit or limit the ownership or operation by the Surviving Corporation of any material portion of the business or assets of Parent or to compel Parent or the Surviving Corporation, or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of Parent as a result of the Merger.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a)	by mutual written consent of Parent and Subsidiary;

(b)	by either Parent or Subsidiary:

(i)	if the Merger shall not have been consummated on or before February 28, 2005, unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement;

(ii)	if any court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

(iii)	in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement that has or reasonably likely would have a material adverse effect on the Surviving Corporation.

Section 8.2 Effect of Termination. In the event of termination of this Agreement by either Subsidiary or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any further liability or obligation on the part of Parent or Subsidiary.

Section 8.3 Amendment. This Agreement may be amended by the parties at any time prior to the requisite approval of the shareholders of Subsidiary. Thereafter, any amendment shall require the requisite approval of the respective shareholders of each of Parent and Subsidiary.

Section 8.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.3 or an extension or waiver pursuant to Section 8.4 shall, in order to be effective, require, in the case of Parent or Subsidiary, action by its Board of Directors or, in the case of an extension or waiver pursuant to Section 8.4, the duly authorized designee of its Board of Directors.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which, by its terms, contemplates performance after the Effective Time.

Section 9.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent, to

Computer Software Innovations, Inc.

1661 East Main Street, Suite A

Easley, South Carolina 29640

Attention: Nancy K. Hedrick, President

and with a copy to:

Leatherwood Walker Todd & Mann, P.C.

300 East McBee Avenue, Suite 500

Greenville, South Carolina 29601

Attention: Richard L. Few, Jr.

864-240-2479

(b) if to Subsidiary, to

Computer Software Innovations, Inc.

f/k/a VerticalBuyer, Inc.

1661 East Main Street, Suite A

Easley, South Carolina 29640

Attention: Nancy K. Hedrick, President

    and Chief Executive Officer

and with a copy to:

Leatherwood Walker Todd & Mann, P.C.

300 East McBee Avenue, Suite 500

Greenville, South Carolina 29601

Attention: Richard L. Few, Jr.

864-240-2479

Section 9.3. Interpretation. When a reference is made in this Agreement to a Section or Exhibit such reference shall be to a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

Section 9.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

Section 9.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.8. Enforcement. The parties hereto agree that any claim, suit, action or proceeding relating to or arising out of this Agreement or the transactions contemplated hereby or thereby shall be filed and prosecuted only in the United States District Court for the District of South Carolina (Greenville Division) and in the court hearing appeals therefrom, unless no federal diversity or subject matter jurisdiction exists, in which event, and only in which event, such claim, suit, action or proceeding shall be filed and prosecuted in the Circuit Court for the Thirteenth Judicial Circuit, Greenville, South Carolina and in the courts hearing appeals therefrom. Each of the parties hereto consents to submit itself to the personal jurisdiction to such courts for the purposes stated above and that no party hereto will attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and that no party will initiate any action relating to or arising out of this Agreement or any of the transactions contemplated hereby or thereby in any court other than as set forth above.

Section 9.9 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 9.10 Time of Execution. This Agreement has been executed as of the date first written above after 5:00 p.m. Eastern Standard Time.

Section 9.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(SIGNATURES ON NEXT PAGE)

IN WITNESS WHEREOF, Parent and Subsidiary have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the dates first written above.

COMPUTER SOFTWARE INNOVATIONS, INC.,
a South Carolina corporation

By:	/s/ Nancy K. Hedrick
Nancy K. Hedrick
Title:	President

COMPUTER SOFTWARE INNOVATIONS, INC.
(formerly known as VerticalBuyer, Inc.)
a Delaware corporation

By:	/s/ Nancy K. Hedrick
Nancy K. Hedrick
Title:	President and Chief Executive Officer

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

COMPUTER SOFTWARE INNOVATIONS, INC.

(Pursuant to Sections 242 and 245 of Title 8,

Chapter 1 of the Delaware Code of 1974, as amended)

The Corporation was formerly known as VerticalBuyer, Inc. and was initially incorporated on September 24, 1999.

FIRST. Name. The name of the Corporation is Computer Software Innovations, Inc.

SECOND. Registered Office and Agent. The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. Purpose. The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, as amended from time to time, (the “DGCL”) and to possess and exercise all of the powers and privileges granted by such law and other laws of Delaware.

FOURTH. Capital Stock. The total number of shares of capital stock of all classes that the Corporation shall have authority to issue is Fifty Five Million (55,000,000) shares. The authorized capital stock is divided into Forty Million (40,000,000) shares of common stock, $.001 par value (the “Common Stock”) and Fifteen Million (15,000,000) shares of preferred stock, $.001 par value (the “Preferred Stock”). Stockholders shall not have preemptive rights to acquire additional shares of stock of any class which the Corporation may elect to issue or sell.

(a) Common Stock. Subject to all of the rights of the holders of Preferred Stock provided for by resolution or resolutions of the Board of Directors pursuant to this Article FOURTH or provided for by the DGCL, each holder of Common Stock shall have one vote per share of Common Stock held by such holder on all matters on which holders of Common Stock are entitled to vote and shall have the right to receive notice of and to vote at all meetings of the stockholders of the Corporation. The holders of Common Stock shall have the right to receive dividends as and if declared by the Board of Directors in its sole discretion, subject to any limitations on the declaring of dividends imposed by the DGCL or the rights of holders of Preferred Stock provided for by resolution or resolutions of the Board of Directors pursuant to this Article FOURTH.

(b) Preferred Stock. Authority is hereby expressly granted to the Board of Directors of the Corporation, subject to the provisions of this Article FOURTH and to the limitations prescribed by the DGCL, to authorize the issuance of one or more classes of Preferred Stock and, with respect to each such class, to fix by resolution or resolutions providing for the issue of such class, the voting powers, full or limited, if any, of the shares of such class, the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each class thereof shall include, but not be limited to, the determination or fixing of the following:

(i) the designation of such class;

(ii) the number of shares to compose such class, which number the Board of Directors may thereafter (except where otherwise provided in a resolution designating a particular class) increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares thereof then outstanding);

(iii) the dividend rate of such class, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of capital stock of the Corporation and whether such dividends shall be cumulative or noncumulative;

(iv) whether the shares of such class shall be subject to redemption by the Corporation and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(v) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such class;

(vi) whether the shares of such class shall be convertible into or exchangeable for shares of any other class or classes of any capital stock or any other securities of the Corporation, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

(vii) the extent, if any, to which the holders of shares of such class shall be entitled to vote with respect to the election of directors or otherwise;

(viii) the restrictions, if any, on the issuance or reissuance of any additional Preferred Stock;

(ix) the rights of the holders of the shares of such class upon the dissolution of, voluntary or involuntary liquidation, winding up or the distribution of assets of the Corporation; and

(x) the manner in which any facts ascertainable outside the resolution or resolutions providing for the issue of such class shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such class.

(c) Subject to all of the rights of the holders of Preferred Stock provided for by resolution or resolutions of the Board of Directors pursuant to this Article FOURTH or by the DGCL, the Board of Directors is hereby authorized to create and to authorize and direct the issuance (on either a pro rata or a non-pro rata basis) by the Corporation of rights, options and warrants for the purchase of shares of capital stock of the Corporation, other securities of the

Corporation or shares or other securities of any successor in interest of the Corporation (a “Successor”), at such times, in such amounts, to such persons, for such consideration (if any), with such form and content (including without limitation the consideration for which any shares of capital stock of the Corporation, other securities of the Corporation or shares or other securities of any Successor are to be issued) and upon such terms and conditions as it may from time to time determine, subject only to the restrictions, limitations, conditions and requirements imposed by the DGCL, other applicable laws and this Certificate.

FIFTH. Term. The Corporation is to have perpetual existence.

SIXTH. Management of the Affairs of the Corporation.

(a) The business and affairs of the Corporation shall be managed by its Board of Directors, which may exercise all the powers of the Corporation and do all such lawful acts and things that are not conferred upon or reserved to the stockholders by law, by this Certificate or by the Amended and Restated Bylaws of the Corporation (the “Bylaws”).

(b) The following provisions are inserted for the limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(i) The Board of Directors shall have the power to make, alter, amend, change or repeal the Bylaws by the affirmative vote of a majority of the members of the Board of Directors then in office. In addition, the Bylaws may be made, altered, amended, changed or repealed by the stockholders of the Corporation upon the affirmative vote of the holders of at least 66 2/3% of the outstanding capital stock entitled to vote thereon.

(ii) The number of directors of the Corporation shall be not less than three nor more than nine, the exact number within said limits to be fixed from time to time solely by resolution of the Board of Directors, acting by not less than a majority of the directors then in office. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

Any vacancy on the Board of Directors that results from an increase in the number of directors and any other vacancy occurring on the Board of Directors, howsoever resulting, may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

(iii) The Corporation may in its Bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

SEVENTH. Limitation on Liability. No director of the Corporation shall be personally liable to the Corporation or to any stockholder of the Corporation for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

If the DGCL or any other statute of the State of Delaware hereafter is amended to authorize the further elimination or limitation of the liability of directors of the Corporation, then the liability of a director of the Corporation shall be limited to the fullest extent permitted by the statutes of the State of Delaware, as so amended, and such elimination or limitation of liability shall be in addition to, and not in lieu of, the limitation on the liability of a director provided by the foregoing provisions of this Article SEVENTH.

Any repeal of or amendment to this Article SEVENTH shall be prospective only and shall not adversely affect any limitation on the liability of a director of the Corporation existing at the time of such repeal or amendment.

EIGHTH. Meetings of Stockholders. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.

NINTH. Corporate Records. The books of the Corporation may be kept (subject to any provision contained in applicable statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws.

TENTH. Right to Amend. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate and in any certificate amendatory hereof, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders or others hereunder or thereunder are granted subject to this reservation. Notwithstanding the foregoing, the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Common Stock shall be required to amend or repeal, or adopt any provision inconsistent with, this Article TENTH of this Certificate.

ELEVENTH. Indemnification.

(a) The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

(b) Indemnification may include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Article ELEVENTH, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

(c) The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors of the corporation.

(d) The indemnification rights provided in this Article ELEVENTH (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article ELEVENTH.

TWELFTH. When the amendments herein certified become effective, the aggregate value of capital represented by all issued shares immediately after the amendment will not be less than the aggregate value of capital represented by all issued shares immediately before the amendment and, therefore, the capital of the Corporation will not be reduced under or by reason of the amendments.

THIRTEENTH. This Amendment to the Certificate of Incorporation herein certified has been duly adopted by the Board of Directors and the Shareholders in accordance with Section 242 of the General Corporation Law of the State of Delaware. The Shareholders approval and adoption of this Amendment to the Certificate of Incorporation was adopted by a written consent of the majority shareholder in accordance with Section 228 of the General Laws of the State of Delaware.

This Certificate shall be effective upon its filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate to be signed by its President and Chief Executive Officer and attested to by its Secretary this 10th day of February, 2005.

COMPUTER SOFTWARE INNOVATIONS, INC.
(F/K/A VERTICALBUYER, INC.)

		By:	/s/ Nancy K. Hedrick
		Its:	President and Chief Executive Officer

Attested:

By:	/s/ Beverly N. Hawkins
Its:	Secretary

Exhibit B

AMENDED AND RESTATED BYLAWS

OF COMPUTER SOFTWARE INNOVATIONS, INC.,

a Delaware corporation

ARTICLE I

OFFICES

Section 1.1 Registered Office and Agent. The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

Section 1.2 Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 2.1 Time and Place of Meetings. All meetings of the stockholders shall be held at such time and place, within or without the State of Delaware, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

Section 2.2 Annual Meeting. A meeting of stockholders shall be held in each year for the election of directors at such time and place as the Board of Directors shall determine. Any other proper business, notice of which was given in the notice of the meeting or in a duly executed waiver of notice thereof, may be transacted at the annual meeting. Elections of directors shall be by written ballot, unless otherwise provided in the Certificate of Incorporation.

Section 2.3 Notice of Annual Meetings. Unless otherwise provided by law, written notice of the annual meeting of stockholders, stating the time, place and date thereof shall be given to each stockholder entitled to vote thereat not less than ten nor more than sixty days before the date of the meeting.

Section 2.4 List of Stockholders. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every election of directors, a complete list of the stockholders entitled to vote at said election, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the election, either at a place within the city, town or village where the election is to be held and which place shall be specified in the notice of the meeting, or, if not specified, at the place where said meeting is to be held, and the list shall be produced and kept at the time and place of election during the whole time thereof, and subject to the inspection of any stockholder who may be present.

Section 2.5 Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called by the Chairman of the Board, the Chief Executive Officer or the President. Business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice.

Section 2.6 Notice of Special Meetings. Unless otherwise provided by law, written notice of a special meeting of stockholders, stating the time, place, date and purpose or purposes thereof, shall be given to each stockholder entitled to vote thereat, not less than ten nor more than sixty days before the date fixed for the meeting.

Section 2.7 Quorum. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting except as provided in Section 4.2, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

Section 2.8 Organization. The Chairman of the Board or, in the absence of the Chairman of the Board, the Chief Executive Officer or, in the absence of the Chief Executive Officer, the President or, in the absence of the President, any Vice President, shall preside at meetings of the stockholders. The Secretary of the Corporation shall act as Secretary, but in the absence of the Secretary the presiding officer shall appoint a Secretary.

Section 2.9 Stockholder Nominations and Proposals. (a) No proposal for a stockholder vote (a “Stockholder Proposal”) shall be submitted to the stockholders of the Corporation unless the stockholder submitting such proposal (the “Proponent”) shall have filed a written notice setting forth with particularity (i) the names and business addresses of the Proponent and all Persons (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”)) acting in concert with the Proponent; (ii) the names and addresses of the Proponent and the Persons identified in clause (i), as they appear on the Corporation’s books (if they so appear); (iii) the class and number of shares of the Corporation beneficially owned by the Proponent and the Persons identified in clause (i); (iv) a description of the Stockholder Proposal containing all information material thereto; (v) a description of all arrangements or understandings between the Proponent and any other Persons (including the names of such other Persons) in connection with the Stockholder Proposal and any material interest of the Proponent or such Persons in such Stockholder Proposal and (vi) such other information as the Board of Directors reasonably determines is necessary or appropriate to enable the Board of Directors and stockholders to consider the Stockholder Proposal. Upon receipt of the Stockholder Proposal and prior to the stockholders’ meeting at which such Stockholder Proposal will be considered, if the Board of Directors or a designated committee or the officer who will preside at the meeting of the stockholders determines that the information provided in a Stockholder Proposal does not satisfy the requirements of this Section 2.9 or is otherwise not in accordance with applicable law, the Secretary of the Corporation shall promptly notify the Proponent of the deficiency in the notice. Such Proponent shall have the opportunity to cure the deficiency by providing additional information to the Secretary within the period of time, not to exceed five days from the date such deficiency notice is given to the Proponent, determined by the Board of Directors, such committee or such officer. If the deficiency is not cured within such period, or if the Board of Directors, such committee or such officer determines that the additional information provided by the Proponent, together with the information previously provided, does not satisfy the requirements of this Section 2.9 or is otherwise not in accordance with applicable law, then such Stockholder Proposal shall not be presented for action at the stockholders’ meeting in question.

(b) Only persons who are selected and recommended by the Board of Directors or the nominating committee thereof, or who are nominated by the stockholders in accordance with the procedures set forth in this Section 2.9, shall be eligible for election or qualified to serve as directors. Nominations of individuals for election to the Board of Directors at any annual meeting or special meeting of the stockholders at which directors are to be elected may be made by any stockholder of the Corporation entitled to vote for the election of directors at that meeting by compliance with the procedures set forth in this Section 2.9 except as may be otherwise provided in the Certificate of Incorporation with respect to the right of holders of Preferred Stock of the Corporation to nominate and elect a specified number of directors in certain circumstances. Nominations by stockholders shall be made by written notice (a “Nomination Notice”), which shall set forth (i) as to each individual nominated (A) the name, date of birth, business address and residence address of such nominee; (B) the business experience during the past five years of such nominee, including his or her principal occupations or employment during such period, the name and principal business of any Corporation or other organization in which such occupations and employment were carried on, and such other information as to the nature of his or her responsibilities and the level of professional competence as may be sufficient to permit assessment of his or her prior business experience; (C) whether the nominee is or has ever been at any time a director, officer or owner of 5% or more of any class of capital stock, partnership interests or other equity interest of any Corporation, partnership or other entity; (D) any directorships held by such nominee in any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended; (E) whether, in the last five years, such nominee has been convicted in a criminal proceeding or has been subject to a judgment, order, finding or decree of any federal, state or other governmental entity, concerning any violation of federal, state, or other law, or any proceeding in bankruptcy, which conviction, judgment, order, finding, decree or proceeding may be material to the evaluation of the ability or integrity of the nominee; and (F) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (ii) as to the person submitting the Nomination Notice and any Person acting in concert with such Person, (w) the name and business address of such person and Persons, (x) the name and business address of such person and Persons as they appear on the books of the Corporation (if they so appear); (y) the class and number of shares of the Corporation which are beneficially owned by such person and Persons, and (z) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to section 14 of the Exchange Act and the rules and regulations promulgated thereunder. A written consent to being named in a proxy statement as a nominee, and to serve as a director if elected, signed by the nominee, shall be filed with any Nomination Notice. If the presiding officer at any stockholders’ meeting determines that a nomination was not made in accordance with the procedures prescribed by these By-laws, he shall so declare to the meeting and the defective nomination shall be disregarded.

(c) Nomination Notices and Stockholder Proposals must be delivered to the Secretary at the principal executive office of the Corporation or mailed and received at the principal executive offices of the Corporation (a) in the case of any annual meeting, not less than 45 days nor more than 60 days prior to the anniversary date of the mailing of the proxy materials and/or notice for the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

Section 2.10 Action by Stockholders. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of these By-laws, applicable law, or of the Certificate of Incorporation, a different vote is required, in which case such express provision shall govern and control the decision of such question.

Section 2.11 Voting; Proxies. Each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted on after three years from its date, unless the proxy provides for a longer period, and, except where the transfer books of the Corporation have been closed or a date has been fixed as a record date for the determination of its stockholders entitled to vote, no share of stock which has been transferred on the books of the Corporation within twenty days preceding an election of directors shall be voted on at such election of directors.

Section 2.12 Action by Consent. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office, principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meeting of stockholders are recorded. Delivery made to a Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by law, to the Corporation, written consents signed by a sufficient number of holders to take action are delivered to the corporation in the manner indicated above. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE III

BOARD OF DIRECTORS

Section 3.1 Number, Qualifications and Removal. The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors. The number of Directors which shall constitute the whole Board shall not be less than three nor more than nine, the exact number within said limits to be fixed from time to time solely by resolution of the Board, acting by the vote of not less than a majority of the directors then in office, provided that no resolution decreasing the number of directors shall have the effect of shortening the term of any incumbent director and provided that the number of directors shall not be increased by fifty percent (50%) or more in any twelve-month period without the approval by at least 66 2/3% of the members of the Board of Directors then in office. Subject to the rights, if any, of holders of Preferred Stock of the Corporation, the retirement age of and other restrictions and qualifications for directors constituting the Board of Directors shall be as authorized from time to time exclusively by a majority vote of the members of the Board of Directors then in office. Except as provided in Section 3.2 of this Article, directors shall be elected by a plurality of the votes cast at meetings of stockholders, and each director so elected shall hold office until his successor is elected and qualified or until his earlier death, removal or resignation. None of the directors need be stockholders of the Corporation. A director may be removed from office at any time, with or without cause, by the affirmative vote of a majority of the total votes which would be eligible to be cast by stockholders in the election of such director.

Section 3.2 Vacancies and New Directorships. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. The term of a director elected to fill a newly created directorship or other vacancy shall continue until the next annual meeting and until their successors are elected and have qualified.

Section 3.3 Powers. The business of the Corporation shall be managed by its Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-laws directed or required to be exercised or done by the stockholders.

Section 3.4 Place of Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware.

Section 3.5 Notice of Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board.

Section 3.6 Notice of Special Meetings. Special meetings of the Board may be called by the Chairman of the Board, the Chief Executive Officer, the President or the Secretary on two days notice to each director, either personally or by mail, telephone or telegram; special meetings shall be called in like manner and on like notice on the written request of at least two directors.

Section 3.7 Quorum; Voting. At all meetings of the Board, a majority of directors shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these By-laws. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 3.8 Written Action. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, without prior notice and without a vote, if all members of the Board or of such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

Section 3.9 Committees. The Board of Directors may, by resolution passed by a majority of the whole Board, designate such committees as the Board of Directors deems appropriate, each committee to consist of one or more of the directors of the Corporation. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, declaring a dividend, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution or amending the Bylaws of the Corporation; unless the resolution expressly so provides, no such committee shall have the power or authority to authorize the issuance of stock or adopt a certificate of ownership pursuant to Section 253 of the General Corporation Law of the State of Delaware.

Unless otherwise ordered by the Board of Directors, a majority of the members of any committee appointed by the Board of Directors pursuant to this section shall constitute a quorum at any meeting thereof, and the act of a majority of the members present at a meeting at which a quorum is present shall be the act of such committee. Any such committee shall prescribe its own rules for calling and holding meetings and its method of procedure, subject to any rules prescribed by the Board of Directors, and shall keep a written record of all action taken by it and report the same to the Board of Directors when required.

Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when requested by the Board of Directors.

Section 3.10 Compensation Committee. The Board of Directors may by resolution passed by a majority of the whole Board, designate a Compensation Committee, to which the Board shall delegate the authority to fix the compensation of the directors and the executive officers of the Corporation. The members of the Compensation Committee shall be independent pursuant to criteria set forth in the Board resolutions or charter creating such committee.

Section 3.11 Audit Committee. The Board of Directors may, by resolution passed by a majority of the whole Board, designate an Audit Committee, which shall have duty to recommend to the Board of Directors or itself approve the accounting firm to be selected by the Board, or to be recommended by it for stockholder approval, as independent auditor of the Corporation and to act on behalf of the Board in meeting and reviewing with the independent auditors, the chief internal auditor and the appropriate corporate officers, matters relating to corporate financial reporting and accounting procedures and policies, adequacy of financial, accounting and operating controls and the scope of the respective audits of the independent auditors and the internal auditor. The committee shall review the results of such audits with the respective auditing agency and shall promptly report to the Board of Directors. The committee shall additionally submit to the Board of Directors any recommendations it may have from time to time with respect to financial reporting and accounting practices and policies and financial, accounting, and operation controls and safeguards. The members of the Audit Committee shall be independent pursuant to criteria set forth in the Board resolutions or charter creating such committee and as determined in accordance with all applicable laws and stock exchange listing requirements.

Section 3.12 Nominating Committee. The Board of Directors may, by resolution passed by a majority of the whole Board, designate a Nominating Committee, to which the Board shall delegate the authority for the evaluation and recommendation of persons for election or appointment to the Board of Directors.

Section 3.13 Participation In Meeting By Telephone. Members of the Board of Directors or any committee designated by such Board may participate in a meeting of the Board or of a committee of the Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such meeting.

ARTICLE IV

NOTICES

Section 4.1 Generally. Notices to directors and stockholders shall be in writing and delivered personally or mailed to the directors or stockholders at their addresses appearing on the books of the Corporation. Notice by mail shall be deemed to be given at the time when the same shall be mailed. Notice to directors may also be given by telegram or telephone.

Section 4.2 Adjournments. Whenever a meeting of stockholders, annual or special, is adjourned to another date, time or place, notice need not be given of the adjourned meeting if the date, time and place thereof are announced at the meeting at which the adjournment is taken. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote thereat. At the adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Section 4.3 Waiver. Whenever any notice is required to be given under the provisions of the statutes or of the Certificate of Incorporation or by these By-laws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular, or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice.

ARTICLE V

OFFICERS

Section 5.1 Generally. The officers of the Corporation shall be chosen by the Board of Directors and shall be a Chairman of the Board, Chief Executive Officer, President, a Chief Operating Officer, a Chief Financial Officer, a Secretary and a Treasurer. The Board of Directors may also choose one or more Vice-Presidents (which may include Senior Vice-Presidents and Executive Vice-Presidents), one or more Assistant Secretaries and Assistant Treasurers and such other officers or agents as the Board of Directors may from time to time deem necessary or advisable in the conduct of the business and affairs of the Corporation. Any number of offices may be held by the same person and any office may be shared by more than one person unless the Certificate of Incorporation or these By-laws otherwise provide.

Section 5.2 Compensation. The compensation of all officers and agents of the Corporation who are also directors of the Corporation shall be fixed by the Board of Directors. The Board of Directors may delegate the power to fix the compensation of all other officers and agents of the Corporation, other than the Chief Executive Officer, to an officer of the Corporation.

Section 5.3 Succession. The officers of the Corporation shall hold office until their successors are chosen and qualified. Any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors.

Section 5.4 Authorities and Duties. The officers of the Corporation shall have such authority and shall perform such duties as are customarily incident to their respective offices, or as may be specified from time to time by the directors regardless of whether such authority and duties are customarily incident to such office.

ARTICLE VI

CERTIFICATES OF STOCK

Section 6.1 Certificates. Every owner of stock in the Corporation shall be entitled to have a certificate signed by, or in the name of the Corporation by, the Chairman or Vice-Chairman of the Board or Chief Executive Officer, or President or a Vice-President and the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him in the Corporation.

Section 6.2 Transfer Agents; Registrars. Where a certificate is signed (l) by a transfer agent or an assistant transfer agent or (2) by a transfer clerk acting on behalf of the Corporation and a registrar, the signature of any such Chairman or Vice-Chairman of the Board of Directors, Chief Executive Officer, President, Vice-President, Treasurer, Assistant Treasurer, Secretary or Assistant Secretary may be facsimile. In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on, any such certificate or certificates shall cease to be such officer or officers of the Corporation, whether because of death, resignation or otherwise, before such certificate or certificates have been delivered by the Corporation, such certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the Corporation.

Section 6.3 Lost, Destroyed or Mutilated Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, destroyed, or mutilated upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, destroyed or mutilated. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, destroyed or mutilated certificate or certificates, or his legal representative, to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, destroyed or mutilated upon the issuance of such new certificate.

Section 6.4 Transfers of Stock. (a) Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transactions upon its books, unless the Corporation has a duty to inquire as to adverse claims with respect to such transfer and such duty has not been discharged. The Corporation shall have no duty to inquire into adverse claims with respect to such transfer unless (i) the Corporation has received a written notification of an adverse claim at a time and in a manner which affords the Corporation a reasonable opportunity to act on it prior to the issuance of a new, reissued or re-registered share certificate and the notification identifies the claimant, the registered owner and the issue of which the share or shares is a part and provides an address for communications directed to the claimant; or (ii) the Corporation has required and obtained, with respect to a fiduciary, a copy of a will, trust, indenture, articles of co-partnership, By-laws or other controlling instruments, for a purpose other than to obtain appropriate evidence of the appointment or incumbency of the fiduciary, and such documents indicate, upon reasonable inspection, the existence of an adverse claim.

(b) The Corporation may discharge any duty of inquiry by any reasonable means, including notifying an adverse claimant by registered or certified mail at the address furnished by him or, if there be no such address, at his residence or regular place of business that the security has been presented for registration of transfer by a named person, and that the transfer will be registered unless within thirty days from the date of mailing the notification, either (i) an appropriate restraining order, injunction or other process issues from a court of competent jurisdiction; or (ii) an indemnity bond, sufficient in the Corporation’s judgment to protect the Corporation and any transfer agent, registrar or other agent of the Corporation involved from any loss which it or they may suffer by complying with the adverse claim, is filed with the Corporation.

Section 6.5 Fixing Record Date. (a) In order that the Corporation may determine the stockholders entitled to notice or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action.

(b) If no record date is fixed:

(1) The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(2) The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the day on which the first written consent is expressed.

(3) The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(c) A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 6.6 Registered Stockholders. Prior to due presentment for transfer of any share or shares, the Corporation shall treat the registered owner thereof as the person exclusively entitled to vote, to receive notifications and to all other benefits of ownership with respect to such share or shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by applicable law.

ARTICLE VII

GENERAL PROVISIONS

Section 7.1 Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation.

Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the directors shall think conducive to the interest of the Corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

Section 7.3 Annual Statement. The Board of Directors shall present at each annual meeting, and at any special meeting of the stockholders when called for by vote of the stockholders, a full and clear statement of the business and condition of the Corporation.

Section 7.4 Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other persons as the Board of Directors may from time to time designate.

Section 7.5 Fiscal Year. The fiscal year of the Corporation shall be the calendar year.

Section 7.6 Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

ARTICLE VIII

AMENDMENTS

Section 8.1 Amendments. These By-laws may be altered or repealed or new By-laws may be adopted, either by the Board of Directors or by the stockholders of the Corporation upon the affirmative vote of the holders of at least 66 2/3% of the outstanding capital stock entitled to vote thereon.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Right of Indemnification. (a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. The Corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors.

(b) The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless, and only to the extent that, the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Sections 9.1(a) or 9.1(b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under sections 9.1(a) or 9.1(b) (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such section. Such determination shall be made:

(i) By the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, even though less than a quorum, or

(ii) If there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or

(iii) By the stockholders.

Section 9.2 Undertakings for Advancement of Expenses. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

Section 9.3 Claims. If a claim for indemnification or payment of expenses under this Article IX is not paid with 60 days after a written claim therefore is received by the Corporation, the claimant may recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting the claim. In any such action, the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

Section 9.4 Relationship to Other Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

Section 9.5 Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.

Section 9.6 Continuation of Rights. The indemnification and advancement of expenses provided by or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of any such person.

Section 9.7 Amendments. All rights to indemnification under this by-law shall be deemed to be a contract between the Corporation and each director, officer, employee or agent of the Corporation who serves or served in such capacity at any time while this by-law is in effect. No amendment or repeal of this bylaw or of any relevant provisions of the Delaware General Corporation Law or any other applicable laws shall adversely affect or deny to any director, officer, employee or agent of the Corporation any rights to indemnification which such person may have, or change or release any obligations of the Corporation, under this by-law with respect to any costs, charges, expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement which arise out of any action, suit or proceeding based in whole or in substantial part on any act or failure to act, actual or alleged, which takes place while or before this by-law is in effect. The provision of this section shall apply to any such action, suit or proceeding whenever commenced, including such action, suit or proceeding commenced after any amendment or repeal of this by-law.

Section 9.8 Severability. In the event that any of the provisions of this Article IX (including any provision within a single section, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise enforceable, the remaining provisions are severable and shall remain enforceable to the full extent permitted by law.

Exhibit C

[Form of Merger Note]

SUBORDINATED PROMISSORY NOTE

U.S. [$724,960.00]	February , 2005
Greenville, SC

FOR VALUE RECEIVED, COMPUTER SOFTWARE INNOVATIONS, INC., a Delaware corporation F/K/A VERTICALBUYER, INC., (the “Borrower”), hereby promises to pay to the order of [NANCY K. HEDRICK], [JOE G. BLACK], [BEVERLY N. HAWKINS], [THOMAS P. CLINTON], [WILLIAM J. BUCHANAN] (the “Lender”), the principal sum of Seven Hundred Twenty-four Thousand Nine Hundred Sixty and No/100 Dollars ($724,960.00), with said principal to be paid in full on or before the 30th day following the date of this Subordinated Promissory Note, together with interest accruing at the Prime Rate of interest as reported by Bank of America plus two percent (2%) on the unpaid principal thereof to be paid in lawful money of the United States.

The Borrower hereby reserves and shall have the right to prepay the indebtedness evidenced by this Subordinated Promissory Note (“Note”), in whole or in part, without penalty or premium.

The Borrower further agrees hereby that if at any time any portion of said principal and interest shall be past due and unpaid for a period of ten (10) business days following notification thereof by the Lender, the whole amount evidenced by this Note shall, at the option of the holder thereof, become immediately due, and said holder shall have the right to institute any proceedings upon this Note and any collateral given to secure the same for the purpose of collecting said principal and interest, with costs and expenses, and of protecting any security connected herewith.

The Borrower further agrees hereby that if any part of the money due hereon be not paid when due, or if this Note be placed in the hands of an attorney for collection, or if this debt or any part thereof be collected by an attorney or by legal proceedings of any kind, a reasonable attorney’s fee besides all costs and expenses incident upon such collection, shall be added to the amount due upon this Note, and be collectible as part thereof.

Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note, principal and interest, shall be subordinate and junior to the extent set forth in the following paragraphs to all principal and interest of all indebtedness of the Borrower for borrowed money (except such indebtedness of the Borrower other than this Note which is subordinate or junior in any respect to other indebtedness of the Borrower (collectively, “Other Subordinated Debt”)), whether outstanding at the date of this Note or created or incurred after the date of this Note but prior to the maturity of this Note by lapse of time, acceleration or otherwise. Such indebtedness of the Borrower to which this Note is subordinate and junior is sometimes hereinafter referred to as “Senior Debt.”

Upon maturity of any Senior Debt by lapse of time, acceleration or otherwise, then all principal of, premium, if any, and interest on, all such matured Senior Debt shall first be paid in full before any payment on account of principal or interest is made upon this Note.

In the event of any insolvency, bankruptcy, liquidation, reorganization or other similar proceedings, or any receivership proceedings in connection therewith, relative to the Borrower or its property, and in the event of any proceedings for voluntary liquidation, dissolution, or other winding up of the Borrower, whether or not involving insolvency or bankruptcy proceedings, and in the event of any default under or acceleration of any Other Subordinated Debt, then all principal, premium if any, and interest due on Senior Debt shall first be paid in full, or such payment shall have been provided for, before any payment on account of principal or interest is made upon this Note. Any payment or distribution of any kind or character, whether in cash, property, stock, or obligations, which may be payable or deliverable in respect of this Note in any of the proceedings referred to in the above paragraphs shall be paid or delivered directly to the holders of Senior Debt (or to a banking institution selected by the court or person making the payment or delivery or designated by any holder of Senior Debt) for application in payment thereof, unless and until all principal and interest on all Senior Debt shall have been paid in full, or such payment shall have been provided for; provided however, that:

(i)	In the event that payment or delivery of such cash, property, stock or obligations to the holders of this Note is authorized by an order or decree giving effect, and stating in such order or decree that effect is given, to the subordination of this Note to Senior Debt, and made by a court of competent jurisdiction in a reorganization proceeding under any applicable bankruptcy or reorganization law, no payment or delivery of such cash, property, stock or obligations payable or deliverable with respect to this Note shall be made to the holders of Senior Debt; and

(ii)	No such delivery shall be made to holders of Senior Debt of stock or obligations which are issued pursuant to reorganization proceedings or dissolution or liquidation proceedings, or upon any merger, consolidation, sale, lease, transfer or other disposal not prohibited by the provisions of this Note, by the Borrower, as reorganized, or by the corporation succeeding to the Borrower or acquiring its property and assets, if such stock or obligations are subordinate and junior at least to the extent provided in this Note to the payment of all Senior Debt then outstanding and to the payment of any stock or obligations which are issued in exchange or substitution for any Senior Debt then outstanding.

The Borrower shall not make any payment of principal or interest on, or purchase or acquire for value, this Note during the continuance of any default in the payment of principal of or premium or interest on any Senior Debt.

These provisions are for the purpose of defining the relative rights of the holders of Senior Debt, on the one hand, and the holder of this Note and the holders of the Other Subordinated Debt on the other hand, and as between the Borrower and the holder of this Note nothing herein shall impair the obligation of the Borrower, which is unconditional and absolute, to pay the holders thereof the principal thereof and interest thereon in accordance with their terms and the terms of the related agreements, nor shall anything herein prevent the holder of this Note from exercising all remedies otherwise permitted by applicable law upon default thereunder, subject to the rights of holders of Senior Debt in respect of cash, property, stock or other securities received upon the exercise of such remedies.

Subject to the payment in full of all Senior Debt, the holder of this Note shall be subrogated to the rights of the holders of Senior Debt to receive payments or distributions of assets of the Borrower payable or distributable to the holders of Senior Debt until this Note is paid in full and, as between the Borrower, its creditors other than the holders of Senior Debt, and the holder of this Note, no payment or distributions otherwise payable or deliverable in respect of this Note but, by virtue of the provisions thereof, paid or delivered to the holders of Senior Debt shall be deemed to be a payment by the Borrower on account of Senior Debt and no payments or distributions paid to the holder of this Note, by virtue of the subrogation herein provided for, shall be deemed to be a payment by the Borrower on account of this Note.

No right of any present or future holder of Senior Debt to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Borrower or by any act or failure to act in good faith by any such holder, or by any noncompliance by the Borrower with the terms, provisions, and covenants of any agreement relating to Senior Debt, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

Notwithstanding the foregoing, Borrower may make and Lender may receive payments of principal and interest as it accrues on this Note, so long as, at the time of each payment, such payment does not constitute an event of default under any Senior Debt, and no event or condition which constitutes or which, with notice or the lapse of time, or both, would constitute a default or an event of default with respect to any Senior Debt shall have occurred and be continuing.

If the rate of interest stated in this Note exceeds the maximum rate allowed by law, the effective rate of interest shall be the maximum allowed by law.

It is expressly agreed and declared that this Note is given for business purposes and is not a consumer credit instrument. This Note is given in connection with that certain Agreement and Plan of Merger between Computer Software Innovations, Inc., a South Carolina corporation, and Borrower dated February __, 2005.

THIS NOTE SHALL BE EXCLUSIVELY GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF SOUTH CAROLINA. IF ANY ACTION IS BROUGHT BETWEEN THE PARTIES WITH RESPECT TO THIS NOTE OR OTHERWISE, BY WAY OF A CLAIM OR COUNTERCLAIM, THE PARTIES AGREE THAT IN ANY SUCH ACTION, AND ON ALL ISSUES, THE PARTIES IRREVOCABLY WAIVE THEIR RIGHT TO A TRIAL BY JURY.

BORROWER:

COMPUTER SOFTWARE INNOVATIONS, INC., a Delaware corporation

By:
Nancy K. Hedrick
Its:	President and Chief Executive Officer

Exhibit D

[Form of Original Shareholders Subordinated Promissory Notes]

SUBORDINATED PROMISSORY NOTE

U.S. [$375,040.00]	February , 2005
Greenville, SC

FOR VALUE RECEIVED, COMPUTER SOFTWARE INNOVATIONS, INC., a Delaware corporation F/K/A VERTICALBUYER, INC. (the “Borrower”), hereby promises to pay to the order of [NANCY K. HEDRICK], [JOE G. BLACK], [BEVERLY N. HAWKINS], [THOMAS P. CLINTON], [WILLIAM J. BUCHANAN] (the “Lender”), the principal sum of Three Hundred Seventy Five Thousand Forty and No/100 Dollars ($375,040.00), with said principal to be paid in full on or before                     , 2006 together with interest accruing at the Prime Rate of interest as reported by Bank of America plus two percent (2%) on the unpaid principal thereof to be paid in lawful money of the United States in quarterly installments of interest commencing on April 5, 2005 and continuing on the 1st day of each quarter thereafter until                     , 2006.

The Borrower hereby reserves and shall have the right to prepay the indebtedness evidenced by this Subordinated Promissory Note (“Note”), in whole or in part, without penalty or premium.

The Borrower hereby agrees that if at any time any sum due hereunder shall be past due and unpaid, such amount, whether principal or interest, shall bear interest from the date such payment was due until paid in full at the rate of fifteen percent (15%) per annum.

The Borrower further agrees hereby that if at any time any portion of said principal and interest shall be past due and unpaid for a period of ten (10) business days following notification thereof by the Lender, the whole amount evidenced by this Note shall, at the option of the holder thereof, become immediately due, and said holder shall have the right to institute any proceedings upon this Note and any collateral given to secure the same for the purpose of collecting said principal and interest, with costs and expenses, and of protecting any security connected herewith.

The Borrower further agrees hereby that if any part of the money due hereon be not paid when due, or if this Note be placed in the hands of an attorney for collection, or if this debt or any part thereof be collected by an attorney or by legal proceedings of any kind, a reasonable attorney’s fee besides all costs and expenses incident upon such collection, shall be added to the amount due upon this Note, and be collectible as part thereof.

Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note, principal and interest, shall be subordinate and junior to the extent set forth in the following paragraphs to all principal and interest of all indebtedness of the Borrower for borrowed money (except such indebtedness of the Borrower other than this Note which is subordinate or junior in any respect to other indebtedness of the Borrower (collectively, “Other Subordinated Debt”), including but not limited to that certain Subordinated Promissory Note of even date herewith payable by the Borrower in the aggregate amount of $1,875,000.00 to Barron Partners LP) whether outstanding at the date of this Note or created or incurred after the date of this Note but prior to the maturity of this Note by lapse of time, acceleration or otherwise. Such indebtedness of the Borrower to which this Note is subordinate and junior is sometimes hereinafter referred to as “Senior Debt.”

Upon maturity of any Senior Debt by lapse of time, acceleration or otherwise, then all principal of, premium, if any, and interest on, all such matured Senior Debt shall first be paid in full before any payment on account of principal or interest is made upon this Note.

In the event of any insolvency, bankruptcy, liquidation, reorganization or other similar proceedings, or any receivership proceedings in connection therewith, relative to the Borrower or its property, and in the event of any proceedings for voluntary liquidation, dissolution, or other winding up of the Borrower, whether or not involving insolvency or bankruptcy proceedings, and in the event Borrower makes any payment of principal or accrued interest on any Other Subordinated Debt which is not applied pro rata against this Note and such Other Subordinated Debt (other than payments in full of the Merger Note and the Dividend Note, as such terms are defined in the Preferred Stock Purchase Agreement between Borrower and Barron Partners LP of even date herewith), and in the event of any default under or acceleration of any Other Subordinated Debt, then all principal, premium if any, and interest due on Senior Debt shall first be paid in full, or such payment shall have been provided for, before any payment on account of principal or interest is made upon this Note. Any payment or distribution of any kind or character, whether in cash, property, stock, or obligations, which may be payable or deliverable in respect of this Note in any of the proceedings referred to in the above paragraphs shall be paid or delivered directly to the holders of Senior Debt (or to a banking institution selected by the court or person making the payment or delivery or designated by any holder of Senior Debt) for application in payment thereof, unless and until all principal and interest on all Senior Debt shall have been paid in full, or such payment shall have been provided for; provided however, that:

(i)	In the event that payment or delivery of such cash, property, stock or obligations to the holders of this Note is authorized by an order or decree giving effect, and stating in such order or decree that effect is given, to the subordination of this Note to Senior Debt, and made by a court of competent jurisdiction in a reorganization proceeding under any applicable bankruptcy or reorganization law, no payment or delivery of such cash, property, stock or obligations payable or deliverable with respect to this Note shall be made to the holders of Senior Debt; and

(ii)	No such delivery shall be made to holders of Senior Debt of stock or obligations which are issued pursuant to reorganization proceedings or dissolution or liquidation proceedings, or upon any merger, consolidation, sale, lease, transfer or other disposal not prohibited by the provisions of this Note, by the Borrower, as reorganized, or by the corporation succeeding to the Borrower or acquiring its property and assets, if such stock or obligations are subordinate and junior at least to the extent provided in this Note to the payment of all Senior Debt then outstanding and to the payment of any stock or obligations which are issued in exchange or substitution for any Senior Debt then outstanding.

The Borrower shall not make any payment of principal or interest on, or purchase or acquire for value, this Note during the continuance of any default in the payment of principal of or premium or interest on any Senior Debt.

These provisions are for the purpose of defining the relative rights of the holders of Senior Debt, on the one hand, and the holder of this Note and the holders of the Other Subordinated Debt on the other hand, and as between the Borrower and the holder of this Note nothing herein shall impair the obligation of the Borrower, which is unconditional and absolute, to pay the holders thereof the principal thereof and interest thereon in accordance with their terms and the terms of the related agreements, nor shall anything herein prevent the holder of this Note from exercising all remedies otherwise permitted by applicable law upon default thereunder, subject to the rights of holders of Senior Debt in respect of cash, property, stock or other securities received upon the exercise of such remedies.

Subject to the payment in full of all Senior Debt, the holder of this Note shall be subrogated to the rights of the holders of Senior Debt to receive payments or distributions of assets of the Borrower payable or distributable to the holders of Senior Debt until this Note is paid in full and, as between the Borrower, its creditors other than the holders of Senior Debt, and the holder of this Note, no payment or distributions otherwise payable or deliverable in respect of this Note but, by virtue of the provisions thereof, paid or delivered to the holders of Senior Debt shall be deemed to be a payment by the Borrower on account of Senior Debt and no payments or distributions paid to the holder of this Note, by virtue of the subrogation herein provided for, shall be deemed to be a payment by the Borrower on account of this Note.

No right of any present or future holder of Senior Debt to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Borrower or by any act or failure to act in good faith by any such holder, or by any noncompliance by the Borrower with the terms, provisions, and covenants of any agreement relating to Senior Debt, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

Notwithstanding the foregoing, Borrower may make and Lender may receive payments of principal and interest as it accrues on this Note, so long as, at the time of each payment, such payment does not constitute an event of default under any Senior Debt, and no event or condition which constitutes or which, with notice or the lapse of time, or both, would constitute a default or an event of default with respect to any Senior Debt shall have occurred and be continuing.

If the rate of interest stated in this Note exceeds the maximum rate allowed by law, the effective rate of interest shall be the maximum allowed by law.

It is expressly agreed and declared that this Note is given for business purposes and is not a consumer credit instrument. This Note is given in connection with that certain Agreement and Plan of Merger between Computer Software Innovations, Inc., a South Carolina corporation, and the Borrower dated February __, 2005.

THIS NOTE SHALL BE EXCLUSIVELY GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF SOUTH CAROLINA. IF ANY ACTION IS BROUGHT BETWEEN THE PARTIES WITH RESPECT TO THIS NOTE OR OTHERWISE, BY WAY OF A CLAIM OR COUNTERCLAIM, THE PARTIES AGREE THAT IN ANY SUCH ACTION, AND ON ALL ISSUES, THE PARTIES IRREVOCABLY WAIVE THEIR RIGHT TO A TRIAL BY JURY.

BORROWER:

COMPUTER SOFTWARE INNOVATIONS, INC., a Delaware corporation

By:
Nancy K. Hedrick
Its:	President and Chief Executive Officer